ICON FUNDS

                    AMENDMENT NO. 1 TO MASTER TRUST AGREEMENT


         AMENDMENT No. 1 to the Master Trust Agreement of ICON Funds, dated September 19, 1996, made at Southlake, Texas as of this October 21,1996 by the Trustees hereunder.

                                   WITNESSETH

         WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996 (the "Agreement"), of ICON Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

         WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to change the names of ICON Hospitality Fund to ICON Leisure Fund, ICON North Pacific Regional Fund to ICON North Region Asia Fund, ICON South Pacific Regional Fund to ICON South Asia Region Fund, ICON North Europe Regional Fund to ICON North Europe Region Fund, ICON South Europe Regional Fund to ICON South Europe Region Fund.

         WHEREAS, a majority of the Trustees of the Trust on October 21, 1996 have duly adopted the amendment to the Agreement shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

         NOW, THEREFORE,

         The undersigned Kenneth D. Trumpfheller, the duly elected and serving Vice President and Secretary of the Trust, pursuant to the authorization described above, hereby amends Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

         Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the Trustees' authority to establish further Sub-Trusts pursuant to
Section 4.1, the Trustees hereby establish the following sub- trusts:

   ICON Basic Materials Fund                   ICON North Asia Region Fund
   ICON Capital Goods Fund                     ICON South Asia Region Fund
   ICON Consumer Cyclicals Fund                ICON North Europe Region Fund
   ICON Consumer Staples Fund                  ICON South Europe Region Fund
   ICON Energy Fund                            ICON Western Hemisphere Fund
   ICON Financial Services Fund
   ICON Healthcare Fund                        ICON Short-Term Fixed Income Fund
   ICON Leisure Fund
   ICON Technology  Fund
   ICON Telecommunication & Utilities Fund
   ICON Transportation Fund


         WITNESS WHEREOF, my hand and seal this 24th day of October, 1996

                                        /s/ Kenneth D. Trumpfheller
                                       -----------------------------------------
                                       Kenneth D. Trumpfheller
                                       Vice President and Secretary

STATE OF TEXAS                     )
                                   )    ss:
COUNTY OF TARRANT                  )

         Before me, a Notary Public in and for said county and state, personally appeared the above named Kenneth D. Trumpfheller, who acknowledged that he did sign the foregoing instrument in the capcity indicated and that the same is his free act and deed on this 24th day of October, 1996.

                                        /s/ Jacqueline L. Lavoie
                                       -----------------------------------------
                                        Notary Public

My Commission Expires:  05/18/99
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